RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                ENDOWMENTS, INC.
  ENDOWMENTS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
  1. The name of the corporation is ENDOWMENTS, INC., and the name under which the corporation was originally incorporated is THE MANAGED ENDOWMENT FUND. The date of filing its original Certificate of Incorporation with the Secretary of State was May 26, 1969.
  2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.
  3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:
  FIRST:  Corporate name.
  The name of this corporation is:  ENDOWMENTS, INC.
  SECOND:  Registered office and registered agent.
  The names of the County and the City within the County in which this corporation's registered office is to be located in the State of Delaware are, respectively, County of New Castle, and City of Wilmington. The name of this corporation's registered agent is The Corporation Trust Company, a corporation. The street and number of the registered office of this corporation and the address by street and number of the registered agent of this corporation is No. 100 West Tenth Street in said City of Wilmington.
  THIRD:  Corporate purposes.
  1. This corporation is formed to allow charitable organizations which have established their tax exempt status under Internal Revenue Code of 1954 Section 501(c)(3) to pool their endowment assets in order that these assets may be economically diversified and thereby increase the ability of said organizations to carry out their charitable purposes.
  2. This corporation shall only hold title to securities, collect the income therefrom, and pay out all the income, less expenses, to its shareholders, all of which shall be organizations which have established their tax exempt status under Internal Revenue Code of 1954 Section 501(c)(3).
  FOURTH:  Powers and duties.
  1. This corporation shall purchase securities for investment, shall diversify its holdings in said securities and hold said securities for investment.
  2. This corporation shall subscribe for, contract to purchase, purchase and acquire, own and hold title to, contract to sell, sell and dispose of securities, for investment only.
  3. This corporation shall not provide investment advisory or management services on a fee basis to any shareholder or any other person. However, this corporation may engage the services of a professional management company or any other person (herein, the "manager") to advise, supervise, or manage its investment portfolio.
  4. This corporation shall collect the income from its securities and, no later than 180 days after the close of its fiscal year, shall pay out all its income, less expenses, to all of its shareholders which are charitable organizations that have established their tax exempt status under Internal Revenue Code Section 501(c)(3).
  5. This corporation may engage only in those other activities which are necessary and proper to carry out its purposes, powers and obligations as specified in this Certificate of Incorporation.
  FIFTH:  Specific limitations on corporate powers.
  Anything contained in this Certificate of Incorporation to the contrary notwithstanding, this corporation shall not:
  (1) Buy securities on margin, but it may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities.
  (2) Buy puts and calls, hedges, or commodities.
  (3) Effect short sales of securities, but such limitation shall not prevent any sale of securities where this corporation owns at the time of such sale securities equivalent in kind and amount to those sold or where this corporation owns at the time of such sale securities convertible into securities equivalent in kind and amount to those sold.
  (4) Lend any of its assets to any person, firm, or corporation for any purpose whatsoever; provided, however, that the acquisition of bonds, debentures, notes and other obligations or evidences of interest in or indebtedness of any corporation, domestic or foreign, or of any government or municipality shall not be held or construed to be as the making of a loan.
  (5) Borrow any amount other than as a temporary measure in extraordinary or emergency circumstances, and only when necessary to attain the purposes of this corporation, each such borrowing to be specifically approved by the Board of Directors. In no instance shall this corporation borrow amounts in the aggregate in excess of five percent (5%) of the value of the total assets of the corporation at the time of such borrowing, such value to be determined pursuant to the provisions of Article Eleventh of this Certificate of Incorporation.
  (6) Mortgage, pledge, hypothecate, or in any manner transfer as securities for any indebtedness, any securities owned or held by the corporation in any circumstance other than as specified in paragraph (5) of this Article, nor to an extent greater than fifteen percent (15%) of the gross assets of the corporation taken at cost.
  (7) Invest at any one time more than five percent (5%) of the value of the total assets of the corporation in the securities of any one issuer, provided that this limitation shall apply only to 75% of the value of the corporation's total assets and, provided further that the limitation shall not apply to obligations of the government of the United States or of any corporation organized as an instrumentality of the United States under a general Act of Congress.
  (8) Make any purchase or purchases of the securities of any one issuer which would cause the amount of such securities owned by the corporation, at the time of any such purchase, to exceed more than ten percent (10%) of the outstanding voting securities of such issuer.
  (9) Invest at any one time more than five percent (5%) of the value of the total assets of the corporation in the securities of companies which have a record of less than three years continuous operation; provided that such three year period may include the operation of any predecessor, company or companies, partnership or individual enterprise if the company whose securities are proposed as an investment has come into existence as the result of a merger, consolidation, reorganization, or the purchase of substantially all of the assets of such predecessor company or companies, partnership or individual enterprise.
  (10) Invest in securities issued by investment companies except by purchase in the open market, to the extent not otherwise prohibited by law, where only the customary broker's commission is paid on such purchase, or except when such investment is acquired pursuant to a plan of merger or consolidation.
  (11) Participate on a joint or a joint and several basis in any trading account in securities, nor invest in real estate or commodities or commodity contracts.
  (12) Purchase or retain securities issued by an issuer if one or more of the holders of the securities of such issuer or one or more of the officers or directors of such issuer is an officer or director of this corporation or of the manager and if to the knowledge of this corporation one or more of such officers or directors of this corporation or of the manager owns beneficially more than half of 1% of the shares or securities of such issuer and such officers and directors owning more than half of 1% of such shares or securities together own beneficially more than five percent (5%) of such shares or securities.
  SIXTH:  Capital stock.
  1. The total number of shares of stock which the corporation shall have authority to issue is Forty Thousand (40,000) shares, all common stock, and the par value of each of such shares shall be One Dollar ($1.00) per share. The minimum amount of capital with which the corporation shall commence business is One Thousand Dollars ($1,000).
  2. Shares shall be sold only to charitable institutions which have established their tax exempt status under Internal Revenue Code of 1954,
Section 501(c)(3). If any shareholder loses its exempt status for any reason whatsoever, that shareholder must immediately transfer all its shares in this corporation to another charitable institution which has established its tax exempt status under Internal Revenue Code of 1954, Section 501(c)(3) or, at its option, shall immediately sell all its shares to this corporation at the price determined in Article Eleventh of this Certificate of Incorporation based on the date on which the shareholder lost its exempt status.
  3.  All shares issued by this corporation shall bear the following legend:
 "These shares may not be owned, held, sold, transferred, assigned, pledged, hypothecated, or otherwise transferred except by or to a charitable organization which has established its tax exempt status under Internal Revenue Code of 1954, Section 501(c)(3). Any shareholder which loses its exempt status must immediately transfer all its shares in this corporation to another charitable institution so exempt or, at its election, shall sell all its shares to the issuing corporation at the price determined in its Certificate of Incorporation."
  4. The first issuance and sale of shares of the common stock of the corporation shall be at such price, not less than the par value thereof, as shall be fixed by the Board of Directors. Stockholders shall have no preemptive right to subscribe to any or all additional issues of stock of the corporation.
  5. The Corporation, at the option and discretion of the Board of Directors, shall, if it appears that direct or indirect ownership of shares issued by the Corporation have or may become concentrated in any stockholders to the extent which would disqualify the Corporation as a "regulated investment company" under the Internal Revenue Code, have the power, by lot or by other means deemed equitable by them, to:
  (a) redeem the number of shares of the Corporation sufficient to maintain or bring the direct or indirect ownership of shares into conformity with the requirements for such qualification, and
  (b) refuse to issue shares to any one whose acquisition of the shares of the Corporation would be likely to result in such disqualification.
  SEVENTH:  Incorporators and Directors.
  Upon the formation of this corporation, the incorporators shall forthwith elect a Board of Directors which shall consist of five (5) directors and shall serve until the first shareholders' meeting, at which time the shareholders shall elect a full board of directors. From and after the time of the first meeting of shareholders, no person shall be elected a director (except for the Chairman of the Board or the President of the Corporation) unless he is a designated representative of at least one charitable institution which is a shareholder of this Corporation or of Bond Portfolio for Endowments, Inc. A person shall be deemed to be a designated representative of a shareholder if the directors, trustees, or authorized officer of said shareholder has chosen him to represent said shareholder on the Board of this corporation. The incorporators shall make every effort in selecting the first board of directors to include only individuals who are representatives of eligible charitable institutions.
  The Board of Directors shall exercise all corporate powers of the corporation except as otherwise provided by law or herein provided.
  Subject to any limitations contained in by-laws made by the stockholders or incorporators, the Board of Directors may make by-laws and from time to time may alter, amend or repeal any by-laws, but any by-laws made by the Board of Directors may be altered, amended or repealed by the stockholders at any meeting of stockholders by the affirmative vote of the holders of a majority of the stock present and voting at such meeting, provided notice that an amendment is to be considered and acted upon is inserted in the notice of waiver or notice of such meeting.
  EIGHTH: Life of the corporation and Distribution of Assets on Termination. This corporation is to have perpetual existence. Upon liquidation, dissolution or abandonment of the owner, after providing for the debts and obligations thereof, the remaining assets will not inure to the benefit of any private person but will be distributed to non-profit organizations which have established their tax exempt status under Section 501(c)(3) of the Internal Revenue Code or under any similar law which may succeed said Section.
  NINTH:  Bank accounts, auditing.
  The corporation shall place and maintain all its cash and securities from time to time owned by the corporation in the custody of one or more banks or trust companies of good standing to be selected by the Board of Directors of the corporation to act as custodian or custodians; provided, however, that each such bank or trust company selected shall have an aggregate capital, surplus and undivided profits of not less than $2,000,000.
  The books of the corporation shall be audited at least semi-annually by independent public accountants, and reports containing the audited financial statements and lists of the securities held by the corporation shall be sent to all stockholders of the corporation at least semi-annually.
  TENTH:  Amendment to this Certificate.
  The corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
  ELEVENTH:  Valuation of Stock of this Corporation.
  Any holder of shares of this corporation may deposit the certificate or certificates held by him representing such shares, duly endorsed in blank or accompanied by a proper instrument of transfer executed in blank, at the office of the corporation in the City and County of San Francisco, State of California, together with an irrevocable offer in writing, in a form acceptable to the corporation, to sell the shares represented by such certificate or certificates to the corporation at the current net asset value of such shares, which is next computed after the deposit of such shares, in accordance with the regulations of the Securities and Exchange Commission, and this corporation, within seven (7) full business days from the date on which the said offer and deposit are received, will purchase such shares in exchange for a proportionate share of this corporation's current net assets or the cash equivalent thereof, to the extent, and only to such extent, of the fund which the corporation at the time of the purchase may legally employ for such purpose. In the event, however, that the corporation at the time of the receipt of such offer and deposit shall have no assets whatsoever which may legally be applied to the purchase of shares of its stock, the corporation will promptly give notice of such fact and thereupon return the certificate or certificates deposited to the holder thereof.
  In addition the board of directors may in its discretion authorize the making of offers, or the acceptance of offers upon receipt thereof, for the repurchase of shares by the corporation from time to time directly or through an agent or agents, at the current net asset value of such shares, which is next computed after the contract of repurchase is made, in accordance with the regulations of the Securities and Exchange Commission. Upon the acceptance of any such offer, delivery of the certificates shall be made to the corporation against payment therefor within such time as shall be fixed in accordance with the direction of the board of directors.
  The net asset value of the shares of the corporation shall be determined each business day at the close of the New York Stock Exchange in the following manner:
  (a) Securities owned by the Corporation shall be valued at their fair value as determined in good faith by, or pursuant to the methods prescribed or approved by, the Board of Directors. All other assets are added to the value of securities to determine the total assets of the Corporation.
  (b) From the total value of said assets determined as aforesaid, there shall be deducted all indebtedness, interest, taxes, payable or accrued, including estimated taxes on unrealized book profits, expenses and management charges accrued to the appraisal date, all other items in the nature of liabilities which shall be deemed by the board of directors of the corporation to be appropriate, and all reserves carried on the books of the corporation which shall be deemed by the board of directors to be proper deductions under standard accounting practices for the determination of net worth. The determination and computation of all such liabilities and deductions shall be made in accordance with good accounting practices.
  (c) The resulting amount, which shall represent the total net assets of the corporation, shall be divided by the number of shares outstanding at the time (excluding treasury shares) and the quotient so obtained shall be deemed to be the net asset value of the shares.
  For any period of time during which the New York Stock Exchange is closed other than customary weekend and holiday closings, including in such period the day on which the action is taken for closing the Exchange and the day on which the Exchange is reopened, or for any period of time during which trading on the New York Stock Exchange is restricted as hereinafter provided, or for any period of time during which an emergency as hereinafter provided exists as a result of which disposal by the corporation of securities owned by it is not reasonably practicable or it is not reasonably practicable for the corporation to determine the value of its net assets, or for such other periods of time as the Securities and Exchange Commission may by order permit for the protection of stockholders of the corporation, the provisions of this paragraph Eleventh relative to the deposit of and purchase of shares of the corporation shall be suspended and ineffective. The corporation shall not be required to purchase any shares represented by certificates deposited during the day, or the day preceding the day on which the action is taken for closing said Exchange, and may return or cause to be returned to the depositor in such case the deposited certificate or certificates. The conditions under which trading shall be deemed to be restricted as aforesaid and an emergency as aforesaid shall be deemed to exist shall be determined by the rules and regulations of the Securities and Exchange Commission.
  No repurchase of shares hereunder shall be made after commencement of proceedings to dissolve the corporation unless such proceedings are terminated without dissolution of the corporation.
  TWELFTH:  Limitation on Management Contract.
  Any management contract entered into by this corporation (a) shall limit the aggregate charges per annum paid by this corporation, exclusive of interest and taxes, to not more than half of 1% of the annual average asset value of this corporation based upon computations of asset value made at least quarterly, (b) shall become effective and continue in effect only if such continuance is approved in accordance with the provisions of the Investment Company Act of 1940 as amended from time to time, and (c) shall (1) be terminable by this corporation at any time upon not more than sixty (60) days written notice; (2) provide that it will automatically terminate in the event of its assignment, transfer, sale, pledge, or hypothecation by either party thereto without the affirmative vote or written consent of the holders of a majority of the outstanding stock of this corporation and (3) provide that it cannot be amended except by the affirmative vote of the holders of a majority of the outstanding stock of this corporation.
  This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware on February 14, 1980.
  IN WITNESS WHEREOF, said ENDOWMENTS, INC. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Thomas E. Terry, its Vice President and Secretary, Treasurer, and attested by Isabelle V. Lindskoog, its Assistant Secretary, this 14th day of February, 1980.
      ENDOWMENTS, INC.
(CORPORATE SEAL)
      By: /s/ THOMAS E. TERRY
       Thomas E. Terry
       Vice President and Secretary,
        Treasurer
ATTEST:
By: /s/ ISABELLE V. LINDSKOOG
 Isabelle V. Lindskoog
 Assistant Secretary
STATE OF CALIFORNIA   )
      ) ss.
CITY AND COUNTY OF SAN FRANCISCO )
  BE IT REMEMBERED, that on this 14th day of February, 1980, personally came before me, a Notary Public in and for the County and State aforesaid, Thomas E. Terry, the Vice President and Secretary, Treasurer of ENDOWMENTS, INC., a corporation of the State of Delaware, and he duly executed said certificate before me and acknowledged the said certificate to be his act and deed and the act and deed of said corporation and the facts stated therein are true; and that the seal affixed to said certificate and attested by the Assistant Secretary of said corporation is the common or corporate seal of said corporation.
  IN WITNESS WHEREOF, I have hereunto set my hand and seal of office the day and year aforesaid.
      /s/ PATRICK FRANCIS QUAN
      Notary Public
(NOTARIAL SEAL)
                                ENDOWMENTS, INC.
            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION ENDOWMENTS, INC. (the "Corporation"), a corporation duly organized and existing under the laws of the State of Delaware, does hereby certify that:
 1. At a meeting of the Board of Directors of the Corporation duly called and held August 11, 1995, a resolution was unanimously adopted setting forth an amendment to Article SIXTH of the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article SIXTH (paragraph 1) of the Certificate of Incorporation of Endowments, Inc. be amended to read as follows:
1. The total number of shares of stock which the corporation shall have authority to issue is Six Million (6,000,000) shares, all common stock, and the par value of each of such shares shall be One Dollar ($1.00) per share. The minimum amount of capital with which the corporation shall commence business is One Thousand Dollars ($1,000).
 2. At the annual meeting of shareholders duly called and held November 16, 1995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, said amendment was duly adopted by a favorable vote by the holders of a majority of the stock of the Corporation (such stock being of one class) in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
 3. The capital of the Corporation will not be reduced under or by reason of such amendment.
 IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and attested by its Secretary on November 21, 1995.
      ENDOWMENTS, INC.
      By:  /s/Thomas E. Terry
       Thomas E. Terry, President
ATTEST:
/s/ Patrick F. Quan
Patrick F. Quan, Secretary
STATE OF CALIFORNIA  )
COUNTY OF SAN FRANCISCO ) /ss/
 On December 1, 1995, before me, Barbara Preddy, personally appeared Thomas E. Terry, President of Endowments, Inc., a corporation of the State of Delaware, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
 WITNESS my hand and official seal.
      /s/ Barbara Preddy
     Notary Public
(NOTARIAL SEAL)


                                ENDOWMENTS, INC.
            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION ENDOWMENTS, INC. (the "Corporation"), a corporation duly organized and existing under the laws of the State of Delaware, does hereby certify that:
 1. At a meeting of the Board of Directors of the Corporation duly called and held August 11, 1995, a resolution was unanimously adopted setting forth an amendment to Article SIXTH of the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article SIXTH (paragraph 1) of the Certificate of Incorporation of Endowments, Inc. be amended to read as follows:
1. The total number of shares of stock which the corporation shall have authority to issue is Six Million (6,000,000) shares, all common stock, and the par value of each of such shares shall be One Dollar ($1.00) per share. The minimum amount of capital with which the corporation shall commence business is One Thousand Dollars ($1,000).
 2. At the annual meeting of shareholders duly called and held November 16, 1995, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, said amendment was duly adopted by a favorable vote by the holders of a majority of the stock of the Corporation (such stock being of one class) in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
 3. The capital of the Corporation will not be reduced under or by reason of such amendment.
 IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President and attested by its Secretary on November 21, 1995.
      ENDOWMENTS, INC.
      By: /s/ THOMAS E. TERRY
       Thomas E. Terry, President
ATTEST:
/s/ PATRICK F. QUAN
Patrick F. Quan, Secretary
STATE OF CALIFORNIA  )
COUNTY OF SAN FRANCISCO ) /ss/
 On December 1, 1995, before me, Barbara Preddy, personally appeared Thomas E. Terry, President of Endowments, Inc., a corporation of the State of Delaware, personally known to me to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
 WITNESS my hand and official seal.
      /s/ BARBARA PREDDY
      Notary Public
(NOTARIAL SEAL)